Exhibit 99

Global Power Equipment Group Inc.

Provides Update on 2005 10-K Filing and Restatement

TULSA, Oklahoma, March 30, 2006 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries, today announced that additional time will be required to complete its financial statements which will delay the filing of its Form 10-K for 2005 beyond the previously announced March 31, 2006 date. The unanticipated delay in filing is due to additional time required for review and completion of the previously announced restatement, as well as for a review of contract cost reporting issues in connection with several projects in the Company’s Heat Recovery segment. The Audit Committee of the Company’s Board of Directors has retained independent legal counsel, Jones Day, to conduct a review of the Heat Recovery segment contract cost reporting issues.

As previously announced, the Company expects to include restated results for fiscal 2004, including the second, third, and fourth quarters of fiscal 2004 and the first, second and third quarters of 2005 in its Form 10-K for 2005. Management continues to believe that the restatement relating to two projects in China will result in an unaudited adjustment to these quarters that could cumulatively decrease previously reported operating income by approximately $7 million.

As a result of this delay in filing the 2005 Form 10-K, the Company will be in technical default under its senior credit facility and will not be able to access credit under the credit facility. Additionally, the Company will be in technical default under its outstanding convertible notes, which will result in a higher rate of interest and other penalties under the convertible notes provisions. The Company has been in discussions with its credit facility lenders, and expects to begin discussions with the convertible note holders, regarding appropriate waivers. Management believes it has sufficient cash on hand to provide liquidity to operate the business until the Form 10-K is filed or until an appropriate waiver is obtained. The Company expects to have cash and cash equivalents of approximately $30 million at March 31, 2006 compared to approximately $21 million at December 31, 2005.

Al Brousseau, president and chief executive officer, said, “Serving our customers and effective management of our business operations – including the establishment of the operational and process improvements cited in our last earnings update call – continue to be the top priorities for the entire senior management team. We are implementing the measures necessary to ensure that the issues behind our restatement and delayed 10-K filing are resolved immediately. Across our three businesses units, we believe our execution has improved significantly and the market opportunities continue to gain momentum. With the new processes, systems and controls that we are implementing, we strongly believe our future financial performance will be significantly enhanced.”

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. is a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries. The Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for

Global Power Equipment Group Inc.

Update on 2005 10-K Filing – Page 2

industrial operations, and has over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance, repair and general plant services. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward-looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected, including completion of the audit of the Company’s restated financial statements and 2005 annual financial statements, ability to remain in compliance with, or obtain waivers under the Company’s loan agreements, completion of the independent review of contract cost reporting issues, decreased demand for new gas turbine power plants, the loss of any of our major customers, the cancellation of projects, project cost overruns, including increases in prices for energy or for materials such as steel, and unforeseen schedule delays, competition for the sale of our products or services, poor performance by our subcontractors, warranty and product liability claims and changes in the economic, social and political conditions in the countries in which we operate, including fluctuations in foreign currency exchange rates. Additional information concerning these factors and some of the other factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ended December 31, 2004, and other reports on file with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389